Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Capricor Therapeutics, Inc. and Subsidiary

Los Angeles, California

We consent to the incorporation by reference in the Registration Statements of Capricor Therapeutics, Inc. on Form S-8 (File Nos. 333-152283, 333-175727, 333-194317, 333-215510, 333-239241 and 333-253083), Form S-3 (File Nos. 333-161339, 333-165167, 333- 207149, 333-212017, 333-219188, 333-227955, and 333-238088), and Form S-1 (File No. 333-235358) of our report dated March 15, 2021, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 15, 2021